PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                  Contact:John W. Conlon
---------------------                          Chief Financial Officer
April 21, 2005                                 (740) 373-3155


                   PEOPLES BANCORP INC. REPORTS FIRST QUARTER
                              RESULTS OF OPERATIONS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples")(NASDAQ: PEBO) announced today first quarter of 2005 net income of $5,058,000, or $0.48 per diluted share, compared to $5,366,000, or $0.50 per diluted share, earned a year ago. Peoples' lower earnings were primarily attributable to reduced levels of net interest income, which offset increases in net revenues generated by acquisitions completed during 2004.
         "Our first quarter earnings, although lower than last year, were in line with our expectations considering the interest rate pressures caused by intense competition for loans and deposits, a flattening yield curve and the methodical increase in interest rates," commented Robert E. Evans, Chairman and CEO. "We remain committed to reducing our reliance on net interest income and are pleased with the growth in non-interest revenues during the first quarter."
         Earnings in the first quarter of 2005 include the impact of some significant transactions, which resulted in a net pre-tax gain of $54,000. Peoples recognized a net gain on securities transactions and asset disposals of $241,000 ($157,000 after-tax), with nearly all of the gain resulting from the sale of an investment security due to a merger of the issuer with an unrelated company. This gain was largely offset by a net loss of $187,000 ($122,000 after-tax) on the sale of $11.6 million of long-term fixed-rated mortgage loans, acquired during the fourth quarter of 2004 as part of Peoples' acquisition of two banking offices in the Ashland, Kentucky area. These loans were sold due to their associated interest rate risk in the current rate environment.
         Non-interest income, excluding net gains on securities and other assets, was $7,127,000 for the three months ended March 31, 2005, up 48% from $4,825,000 for the same period in 2004. The insurance agencies acquired in mid-2004 accounted for $2.3 million of this increase and resulted in insurance and investment commissions comprising the largest portion of non-interest revenues in the first quarter of 2005, totaling $2,654,000 versus $299,000 in 2004's first quarter. In addition, e-banking revenues, primarily ATM and debit card fees, remained strong during the first quarter, increasing 24% from a year ago as a result of higher debit card activity and additional cards issued to customers. Traditional banking revenues, including deposit account service charges, continue to be a major source of non-interest revenue. For the first three months of 2005, deposit account service charges were $2,274,000 compared to $2,253,000 for 2004's first quarter. Mortgage banking income totaled $117,000 in the first quarter of 2005, down from $199,000 a year ago. This decline was the result of the previously mentioned loss of $187,000 on the sale of acquired fixed-rate loans.
         "We are pleased with the impact of the acquired insurance agencies on revenue diversification at Peoples," said Mark F. Bradley, President and Chief Operating Officer. "As a result of recent acquisitions, non-interest income now comprises over 35% of total revenues, compared to 26% a year ago."
         In the first quarter of 2005, non-interest expense was $12.7 million versus $10.3 million in 2004's first quarter, with operating expenses relating to the acquired insurance agencies accounting for $1.5 million, or 60%, of the increase. Other increased costs in the first quarter included salaries and benefits, professional fees and marketing costs. Compared to the fourth quarter of 2004, non-interest expense was down slightly in the first quarter of 2005.

         Salaries and benefits remain Peoples' largest operating expense, totaling $6.7 million and $5.4 million for the first quarters of 2005 and 2004, respectively. Associates added in conjunction with acquisitions during 2004 accounted for 70% of the $1.3 million increase in salaries and benefits. Compared to the fourth quarter of 2004, total salaries and benefits were essentially unchanged. Professional fees were up 46% in the first quarter of 2005 compared to a year ago, but down 6% from the prior quarter. The increase in professional fees from a year ago reflects higher exam and audit fees associated with the new regulatory reporting environment under Sarbanes-Oxley. Marketing costs totaled $381,000 in the first quarter, up from $108,000 in 2004's first quarter, resulting from Peoples' efforts to promote new deposit products and increase brand awareness in various markets.
         Net interest income totaled $12,712,000 for the quarter ended March 31, 2005, down 6% compared to $13,548,000 a year ago and virtually unchanged from $12,734,000 for the fourth quarter of 2004. The decline from 2004's first quarter was largely attributable to a combination of the impact of the flattening yield curve on new loan pricing and yields on securities reinvestments, Peoples' strategy to match fund selected long-term, adjustable rate commercial loans using borrowings with a similar interest rate risk profile, conversion of earnings assets for the purchase of business owned life insurance in early 2004 and an increase in borrowings to support non-earning assets. These factors also caused net interest margin to compress to 3.27% in the first quarter of 2005, from 3.29% the prior quarter and 3.56% in the first quarter of 2004.
         "Our ability to improve net interest income and margin continues to be challenged by relatively low security reinvestment yields and increased competitive pricing of loans and deposits," said Jack Conlon, Peoples' Chief Financial Officer. "The Federal Reserve's actions to increase interest rates have enabled loan yields to stabilize somewhat and eased some of the net interest pressures. With the expectation of additional rate increases in 2005, we would like to maintain a slight asset sensitive risk position, which should benefit future earnings."
            During the first quarter, portfolio loans declined $10.1 million, to $1.01 billion at March 31, 2005, due to Peoples selling $11.6 million of fixed-rated mortgage loans, acquired during the fourth quarter of 2004. As part of Peoples' mortgage banking activities, $124.1 million of fixed-rate real estate loans previously sold into the secondary markets due to the associated interest rate risk, were being serviced at March 31, 2005 compared to $106.4 million at December 31, 2004. Peoples also had $1.1 million of fixed-rate mortgage loans held for sale at March 31, 2005.
         "Loan growth is a key factor in achieving our 2005 operating goals, even though the sale of the acquired fixed-rate loans reduced overall loan balances," stated Bradley. "Good loan originations in the first quarter of 2005 were offset by some expected loan payoffs in our commercial loan portfolio. Our lenders remain committed to sound underwriting practices that should allow us to grow loans without exposing Peoples to unnecessary risk that could weaken our strong asset quality position."

         In the first quarter of 2005, the provision for loan losses was $441,000, compared to $794,000 a year ago, and $531,000 in the fourth quarter of 2004. The lower provision was based on management's quarterly evaluation of factors affecting losses and is directionally consistent with Peoples' continued strong asset quality in the loan portfolio, recent loss experience and recoveries of previously charged-off loans during the first quarter. Nonperforming loans comprised 0.72% of total loans at March 31, 2005, compared to 0.64% at December 31, 2004, while nonperforming assets comprised 0.46% and 0.43% of total assets for the same periods, respectively. The increase in nonperforming assets is attributable to Peoples placing a small number of loans on nonaccrual status during the quarter, which offset the decline in other real estate owned. Management does not anticipate any significant losses on these loans since they are adequately collateralized.
         "One of our successes over the last decade has been maintaining asset quality comparable to, or better than, many of our peers," commented Bradley. "Nonperforming loans continue to comprise less than 1% of total loans. We remain diligent in our loan review process and collection efforts in order to identify and deal with problem loans early, which should minimize the amount of any losses."
         Net chargeoffs were down 16% in the first quarter of 2005 compared to a year ago. Real estate loans comprised the largest portion of net chargeoffs in 2005's first quarter, totaling $315,000 versus $155,000 a year ago, while consumer loans accounted for $61,000 of 2005's first quarter net chargeoffs, compared to $275,000 in the first quarter of 2004. At March 31, 2005, the allowance for loan losses was $14.7 million, or 201.3% of nonperforming loans, compared to $14.8 million, or 225.6% of nonperforming loans, at year-end 2004.
         At March 31, 2005, total deposits were $1.10 billion, up $33.7 million from $1.07 billion at year-end 2004. Interest-bearing deposits grew $29.6 million to $946.0 million, with $21.8 million attributable to increased public funds and $14.9 million due to additional brokered deposits. Peoples also grew non-interest-bearing deposits $4.1 million during the quarter, reflecting management's focus on growing core deposits.
         "Overall, we are pleased with our first quarter results," summarized Bradley. "As anticipated, the interest rate environment continues to challenge net interest income. We remain committed to enhancing long-term shareholder value through diversified revenue growth and Peoples' long history of consistent dividend growth."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 51 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
-----------------------------------
         Peoples will conduct a facilitated conference call to discuss first quarter results of operations today at 11:00 a.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (888) 424-5801. A simultaneous Webcast of the conference call audio will be available online via the Investor Relations section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for 1 year.


Safe Harbor Statement:
---------------------
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions may be less favorable than expected; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (11) the integration of acquired businesses, including the insurance agencies acquired in mid-2004, may not be successful or the integration may take longer to accomplish than expected; (12) the expected synergies from acquisitions may make it difficult to maintain relationships with clients, associates and suppliers; and
(13) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples does not commit to any obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.


PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)

                                                        -----------------------------------
                                                                Three Months Ended
                                                                    March 31,
(in $000's, except per share data)                             2005               2004
                                                        -----------------------------------
PER SHARE DATA
Net income (loss) per share:
   Basic                                                 $         0.49     $         0.51
   Diluted                                               $         0.48     $         0.50
Cash dividends declared per share                        $         0.19     $         0.18
Book value per share                                     $        16.64     $        16.70
Tangible book value per share (a)                        $         9.88     $        12.05
Closing stock price at end of period                     $        26.90     $        27.97
Dividend payout as a percentage of net income                    39.30%             35.41%
Actual shares outstanding (net of treasury shares)           10,393,879         10,500,409
Weighted average shares outstanding:
   Basic                                                     10,419,189         10,560,241
   Diluted                                                   10,558,003         10,808,007

PERFORMANCE RATIOS (b)
Return on average equity                                         11.69%             12.50%
Return on average assets                                          1.13%              1.25%
Non-interest leverage ratio (c)                                  59.10%             46.67%
Efficiency ratio (d)                                             59.60%             53.24%
Net interest margin (fully tax equivalent)                        3.27%              3.56%
Net loan chargeoffs as a percentage of average loans              0.20%              0.26%

PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses                 $           30     $          134
Provision for other loan losses                          $          411     $          660
                                                        ----------------   ----------------
     Total provision for loan losses                     $          441     $          794

NET CHARGEOFFS
Gross chargeoffs                                         $        1,068     $        1,230
Recoveries                                               $          569     $          635
                                                        ----------------   ----------------
     Net chargeoffs                                      $          499     $          595

Real estate                                              $          315     $          155
Overdrafts                                                           88                135
Consumer                                                             61                275
Commercial                                                           43               (100)
Credit card                                                          (8)               130
                                                        ----------------   ----------------
     Total net chargeoffs                                $          499     $          595
                                                        ----------------   ----------------


(a) Excludes the balance sheet impact of intangible assets acquired through the application of purchase accounting for acquisitions.
(b)  Ratios are presented on an annualized basis.
(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income.




               PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                       ------------------------------------------------------
                                                                        Three Months Ended
                                                          March 31,        December 31,         March 31,
(in $000's)                                                  2005                2004               2004
                                                       ------------------------------------------------------
Average gross loans                                    $     1,023,825     $      992,632     $      912,242
Average investment securities                                  599,467            618,977            650,650
Average earning assets                                       1,611,015          1,601,388          1,575,126
Average intangible assets                                       70,614             65,743             48,652
Average total assets                                         1,809,373          1,791,585          1,731,528
Average non-interest-bearing deposits                          155,607            153,253            135,505
Average interest-bearing deposits:
    Savings                                                    154,344            164,320            170,945
    Interest-bearing demand deposits                           279,319            269,634            262,864
    Time deposits                                              495,992            456,664            460,956
                                                       ----------------   ----------------   ----------------
        Total average interest-bearing deposits                929,655            890,618            894,765
Average short-term borrowings                                   91,945             66,229            103,462
Average long-term borrowings                                   439,523            491,499            416,585
Average stockholders' equity                           $       175,408     $      174,157     $      172,647
                                                       ------------------------------------------------------



             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                                         -----------------------------------
                                                                                 Three Months Ended
                                                                                     March 31,
(in $000's)                                                                    2005                2004
                                                                         -----------------------------------
Interest income                                                          $        22,643     $       21,586
Interest expense                                                                   9,931              8,038
                                                                         ----------------   ----------------
     Net interest income                                                          12,712             13,548
Provision for loan losses                                                            441                794
                                                                         ----------------   ----------------
Net interest income after provision for loan losses                               12,271             12,754
Net gain on securities transactions                                                  233                 32
Net gain on asset disposals                                                            8                 30
Non-interest income:
    Insurance and investment commissions                                           2,654                299
    Service charges on deposits                                                    2,274              2,253
    Fiduciary revenues                                                               757                774
    Electronic banking revenues                                                      647                523
    Business owned life insurance                                                    454                416
    Mortgage banking income                                                          117                199
    Other non-interest income                                                        224                361
                                                                         ----------------   ----------------
        Total non-interest income                                                  7,127              4,825
Non-interest expense:
    Salaries and benefits                                                          6,686              5,389
    Occupancy and equipment                                                        1,289              1,221
    Amortization of intangible assets                                                688                401
    Professional fees                                                                665                456
    Data processing and software                                                     461                472
    Franchise taxes                                                                  411                341
    Marketing                                                                        381                108
    Bankcard costs                                                                   282                324
    Other non-interest expense                                                     1,884              1,578
                                                                         ----------------   ----------------
        Total non-interest expense                                                12,747             10,290
                                                                         ----------------   ----------------
Income before income taxes                                                         6,892              7,351
Income tax expense                                                                 1,834              1,985
                                                                         ----------------   ----------------
        Net income                                                       $         5,058     $        5,366
                                                                         -----------------------------------

Fully tax equivalent net interest income                                 $        13,106     $       13,962



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                      -----------------  ----------------  ---------------
(in $000's, end of period)                                               March 31,        December 31,       March 31,
LOAN PORTFOLIO                                                              2005              2004              2004
                                                                      -----------------  ----------------  ---------------
Commercial, mortgage                                                  $        457,667   $       450,270    $     413,167
Commercial, other                                                              128,898           126,473          102,918
Real estate, construction                                                       32,120            35,423           20,196
Real estate, mortgage                                                          334,681           349,965          299,967
Consumer                                                                        59,634            60,927           74,545
                                                                      -----------------  ---------------------------------
     Total loans                                                      $      1,013,000   $     1,023,058    $     910,793

ASSET QUALITY
Allowance for loan losses as a percent of total loans                            1.45%             1.44%            1.62%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                     201.3%            225.6%           214.4%
Nonperforming loans as a percent of total loans (a)                              0.72%             0.64%            0.76%
Nonperforming assets as a percent of total assets                                0.46%             0.43%            0.43%
Nonperforming assets as a percent of total loans and other real
estate owned                                                                     0.81%             0.75%            0.81%

Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                     $             84   $           285   $          235
   Renegotiated loans                                                 $          1,116   $         1,128   $            -
   Nonaccrual loans                                                   $          6,105   $         5,130   $        6,656
   Other real estate owned                                            $            873   $         1,163   $          470
                                                                      -----------------  ----------------  ---------------
        Total nonperforming assets                                    $          8,178   $         7,706   $        7,361

REGULATORY CAPITAL (b)
Tier 1 risk-based capital                                                       11.19%            10.95%           13.79%
Total risk-based capital ratio (Tier 1 and Tier 2)                              12.54%            12.30%           15.19%
Leverage ratio                                                                   7.62%             7.55%            8.80%
Tier 1 capital                                                        $        131,912   $       129,193   $      147,273
Total capital (Tier 1 and Tier 2)                                     $        147,845   $       145,134   $      162,162
Total risk-weighted assets                                            $      1,179,110   $     1,179,832   $    1,067,656

SUPPLEMENTAL DATA
Trust assets under management                                         $        626,829   $       645,509   $      633,736
Employees (full-time equivalent)                                                   530               537              497
Full service offices                                                                41                41               42
Supermarket offices                                                                  4                 4                4
ATMs                                                                                33                33               32
Announced treasury share plans: (c)
    Total shares authorized for plan                                           525,000           625,000          425,000
    Shares purchased                                                            59,700            10,813          141,200
    Average price                                                     $          26.78   $         27.71   $        29.14
                                                                      -----------------  ----------------  ---------------

(a)  Nonperforming   loans   include  loans  90  days  past  due  and  accruing,
     renegotiated loans and nonaccrual loans.

(b) March 31, 2005, data based on preliminary analysis and is subject to revision.

(c) 2005 data reflects 2005 Stock Repurchase Program of 525,000 shares. 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares announced December 17, 2003 and 200,000 shares announced August 13, 2004. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.



                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         March 31,            December 31,
                                                                                      2005                   2004
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          34,345      $          31,449
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $591,313 at March 31, 2005, and $594,457 at
     December 31, 2004)                                                                   592,692                602,364
Loans held for sale                                                                         1,147                    612
Loans, net of unearned interest                                                         1,013,000              1,023,058
Allowance for loan losses                                                                 (14,702)               (14,760)
                                                                                ------------------     ------------------
     Net loans                                                                            998,298              1,008,298
Bank premises and equipment, net of accumulated depreciation                               22,126                 22,640
Business owned life insurance                                                              45,707                 45,253
Goodwill                                                                                   58,886                 59,096
Other intangible assets                                                                    11,446                 12,022
Other real estate owned                                                                       873                  1,163
Other assets                                                                               26,609                 26,189
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,792,129      $       1,809,086
                                                                                ------------------     ------------------

LIABILITIES
Non-interest-bearing deposits                                                   $         157,087      $         152,979
Interest-bearing deposits                                                                 946,046                916,442
                                                                                ------------------     ------------------
     Total deposits                                                                     1,103,133              1,069,421
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      83,724                 51,895
Long-term borrowings                                                                      386,641                464,864
Junior subordinated notes held by subsidiary trusts                                        29,285                 29,263
Accrued expenses and other liabilities                                                     16,342                 18,225
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,619,125              1,633,668

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,855,010 shares issued at March 31, 2005, and
   10,850,641 shares issued at December 31, 2004)                                         162,277                162,284
Accumulated comprehensive income, net of deferred income taxes                                734                  4,958
Retained earnings                                                                          21,511                 18,442
Treasury stock, at cost (461,131 shares at March 31, 2005,
   and 415,539 shares at December 31, 2004)                                               (11,518)               (10,266)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      173,004                175,418
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,792,129      $       1,809,086
                                                                                ------------------     ------------------



                                 END OF RELEASE